Exhibit 99

Environmental Elements Corporation awarded $2.5 million contract and reports first quarter results

Baltimore, MD (8/18/2004) — Environmental Elements Corporation (OTC: EECP) today reported that it has received an order valued at nearly $2,500,000 for the design, supply and installation of a supplementary air pollution control system to an existing municipal solid waste facility. The order consists of two additional fabric filter trains, ductwork and auxiliary equipment that will be incorporated into the facility’s existing air pollution control system to further improve emissions performance. The facility is located in South East London, England and the new equipment will be commissioned in the Spring of 2005.

The Company also reported that it had incurred a net loss of $507,000 or ($.07) per share on sales of $3.9 million for its first quarter ended June 30, 2004. During the comparable period last year, EEC reported a net loss of $274,000 or ($.04) per share on sales of $10.5 million. The Company’s backlog increased 69% to $13,828,000 as of June 30, 2004 as compared with a backlog of $8,160,000 at June 30, 2003.

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Environmental Elements Corporation, a leading provider of air pollution control services, technology and equipment in North America for over fifty-seven years, serves a broad range of customers in the power generation, pulp and paper, waste-to-energy, petrochemical and related industries worldwide.

Financial Information follows: